--------------------------
                                                        OMB APPROVAL
                                                 --------------------------
                                                 OMB Number:      3235-0362
                                                 Expires:September 30, 1998
                                                 Estimated average burden
                                                 hours per response ....1.0


                                FORM 5

           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
        Securities Exchange Act of 1934, Section 17(a) of the
            Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported


===================================================================
1. Name and Address of Reporting Person*


Ciba Specialty Chemicals Holding Inc.
-------------------------------------------------------------------
   (Last)                (First)                       (Middle)

Klybeckstrasse 141
-------------------------------------------------------------------
                         (Street)

CH-4002, Basel
-------------------------------------------------------------------
   (City)                (State)                        (Zip)

Switzerland
===================================================================
2.  Issuer Name and Ticker or Trading Symbol

Hexcel Corporation / HXL
======================================================================
3.  IRS or Social Security Number of Reporting Person (Voluntary)


======================================================================
4.  Statement for Month/Year

1997
======================================================================
5.  If Amendment, Date of Original (Month/Year)


======================================================================
6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [   ]  Director                        [X ] 10% Owner
    [   ]  Officer (give title below)      [  ] Other (specify below)

     -----------------------------------------------------------
======================================================================
7.  Individual or Joint/Group Reporting
    (Check applicable box)

    [   ]  Form Filed by One Reporting Person
    [ X ]  Form Filed by More than One Reporting Person

======================================================================

     Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
======================================================================

                                                4.
                                                Securities                     5.
                                                Acquired                       Amount of
                                                (A) or                         Securities           6.                7.
                                                Disposed of (D)                Beneficially         Ownership         Nature of
1.               2.              3.             (Instr. 3, 4 and 5)            Owned at             Form:             Indirect
Title of         Transaction     Transaction    --------------------------     end of Issuer's      Direct (D)        Beneficial
Security         Date            Code                     (A) or               Fiscal Year          or Indirect (I)   Ownership
(Instr. 3)       (mm/dd/yy)      (Instr. 8)     Amount    (D)       Price      (Instr. 3 and 4)     (Instr. 4)        (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock     3/13/97         J+             9,204,503   A       N.A        9,204,503            I                 Through
                                                                                                                      Ciba Specialty
                                                                                                                      Chemicals Inc.
----------------------------------------------------------------------------------------------------------------------------------

Common Stock     3/13/97         J+             8,817,245   A       N.A        8,817,245            I                 Through
                                                                                                                      Ciba Specialty
                                                                                                                      Chemicals
                                                                                                                      Corporation
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------



==================================================================================================================================

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
    (e.g., puts, calls, warrants, options, convertible securities)

=====================================================================

                                                                                                      9.
                                         5.                                                           Number      10.
          2.                             Number                          7.                            of         Owner-     11.
          Conver-                        of Deriva-     6.             Title                8.        Deriva-     ship of    Nature
1.        sion                           tive           Date           and                  Price     tive Se-    Deriva-    of
Title     or                             Securities     Exercis-       Amount               of        curities    tive Se-   Indi-
of        Exer-      3.                  Acquired       able and       of                   De-       Bene-       curity:    rect
Deriva-   cise       Trans-    4.        (A) or         Expira-        Under-               riva-     ficially    Direct     Bene-
tive      Price      action    Trans-    Disposed       tion           lying                tive      Owned       (D) or     ficial
Secu-     of         Date      action    of (D)         Date           Securi-              Secu-     at End      Indirect   Owner-
rity      Deriva-    (Month/   Code      (Instr. 3,     (Month/        ties                 rity      of Year     (I)        ship
(Instr.   tive       Day/      (Instr.   4 and          Day/           (Instr.              (Instr.   (Instr.     (Instr.    (Instr.
3)        Security   Year)     4)        5)             Year)          3 and 4              4)        4)          4)         4)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Amount
                                                                                       or
                                                        Date       Expira-           Number
                                                        Exer-      tion                of
                                         (A)   (D)      cisable    Date      Title   Shares
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================

Explanation of Responses:

+In connection with the merger of Ciba-Geigy Limited ("Ciba") and Sandoz, Ltd. ("Sandoz"), the shareholders of Ciba and Sandoz determined that it was in their best interests to spin off the specialty chemicals businesses of Ciba and its affiliates as a separate company. Ciba Specialty Chemicals Holding Inc. ("SCH") was formed to hold the worldwide specialty chemicals businesses of Ciba and Ciba's affiliates. The closing of the spin-off transaction became effective upon the opening of business on March 13, 1997. SCH became the beneficial owner, by virtue of its obtaining two wholly owned subsidiaries, Ciba
Specialty Chemicals Inc. ("CSCI") and Ciba Specialty Chemicals Corporation ("CSCC"), of 18,021,748 shares of Hexcel Corporation Common Stock as part of the spin-off transaction. Of such shares, CSCI beneficially owns 9,204,503 shares and CSCC beneficially owns 8,817,245 shares.

**   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
     FEDERAL CRIMINAL VIOLATIONS.

     SEE 18 U.S.C. 1001 AND U.S.C. 78FF(A).


NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Ciba Specialty Chemicals Holding Inc.

by:

/s/ Peter Rupprecht
/s/ Max Dettwiler                                        2/17/98
-----------------------------------               -------------------------
 **Signature of Reporting Person                            Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                Additional Reporting Persons

Additional Reporting Person:  Ciba Specialty Chemicals Inc.
                              (a wholly owned subsidiary of
                              Ciba Specialty Chemicals Holding Inc.)

Address:                      Klybeckstrasse 141,
                              CH-4002, Basel, Switzerland

Designated Filer:             Ciba Specialty Chemicals Holding Inc.

Issuer & Ticker Symbol:       Hexcel Corporation / HXL

Statement for Month/Year:     1997

                                      Ciba Specialty Chemicals
                                        Inc.

                                      by /s/ Peter Rupprecht
                                         /s/ Max Dettwiler         2/17/98
                                      ----------------------    --------------
                                          Signature of                Date
                                        Reporting Person


Additional Reporting Person:  Ciba Specialty Chemicals Corporation
                              (a wholly owned subsidiary of
                              Ciba Specialty Chemicals Holding Inc.)

Address:                      P.O. Box 2005
                              560 White Plains Road
                              Tarrytown, NY 10591

Designated Filer:             Ciba Specialty Chemicals Holding Inc.

Issuer & Ticker Symbol:       Hexcel Corporation / HXL

Statement for Month/Year:     1997

                                       Ciba Specialty Chemicals
                                         Corporation

                                       by /s/ John McGraw          2/17/98
                                       -------------------      --------------
                                          Signature of              Date
                                        Reporting Person